The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 2, 2016

Pricing supplement no. To prospectus dated November 7, 2014, prospectus supplement dated November 7, 2014 and product supplement no. 5a-I dated November 7, 2014	Registration Statement No. 333-199966 Dated February , 2016 Rule 424(b)(2)

Stuctured Investments	$ Digital Dual Directional Contingent Buffered Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars, due August 9, 2017

•	The notes are designed for investors who seek a fixed return of 8.00% if the Ending Index Level of the EURO STOXX 50® Index is greater than or equal to the Initial Index Level or is less than the Initial Index Level by up to 26.65%, at maturity. The Initial Index Level and Ending Index Level reflect the conversion of the closing level of the EURO STOXX 50® Index into U.S. dollars.

•	Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level by more than 26.65%, be willing to lose some or all of their principal amount at maturity.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Index:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E) (the “Index”), converted into U.S. Dollars
Payment at Maturity:	If the Ending Index Level is greater than or equal to the Initial Index Level or is less than the Initial Index Level by up to the Contingent Buffer Amount, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Contingent Digital Return. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Contingent Digital Return)
If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Index Return)
If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount of 26.65%, you will lose more than 26.65% of your principal amount at maturity and may lose all of your principal amount at maturity. Additionally, if the value of the U.S. dollar appreciates against the European Union euro, you may lose some or all of your investment in the notes, even if the closing level of the Index has increased, remained flat or declined by up to the Contingent Buffer Amount during the term of the notes.
Contingent Digital Return:	8.00%, which reflects the maximum return on the notes. Accordingly, the maximum payment at maturity per $1,000 principal amount note is $1,080.00.
Contingent Buffer Amount	26.65%
Index Return:	The performance of the Index, converted into U.S. dollars, from the Initial Index Level to the Ending Index Level, calculated as follows:
(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The adjusted closing level of the Index on the Pricing Date
Ending Index Level:	The adjusted closing level of the Index on the Observation Date
adjusted closing level:	On any day, the closing level of the Index on that day multiplied by the Exchange Rate on that day
Exchange Rate:	The “Exchange Rate” on any day will equal an exchange rate of U.S. dollars per one unit of the European Union euro, as determined by the calculation agent, expressed as the amount of U.S. dollars per European Union euro, as reported by Reuters Group PLC (“Reuters”) on Reuters page “WMRSPOT05,” or any substitute Reuters page, at approximately 4:00 p.m. Greenwich Mean Time.
Underlying Currency:	The European Union euro
Currency Business Day:	A “currency business day” is a day on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in The City of New York and the principal financial center for the Underlying Currency (which is Frankfurt, Germany for the European Union euro) and (b) banking institutions in The City of New York and that principal financial center are not otherwise authorized or required by law, regulation or executive order to close.
Pricing Date	On or about February 2, 2016
Original Issue Date (Settlement Date):	On or about February 5, 2016
Observation Date*:	August 4, 2017
Maturity Date*:	August 9, 2017
CUSIP:	48128GMP2
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 5a-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 5a-I, “Risk Factors” beginning on Page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $12.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-46 of the accompanying product supplement no. 5a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $983.00 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $980.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

February , 2016

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes, of which these notes are a part, and the more detailed information contained in product supplement no. 5a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 5a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 5a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008408/e61364_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Digital Dual Directional Contingent Buffered Equity Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	PS- 1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level of 3,240 (based on a hypothetical closing level of the Index on the Pricing Date of 3,000 and a hypothetical Exchange Rate on the Pricing Date of 1.08) and reflects the Contingent Buffer Amount of 26.65% and the Contingent Digital Return of 8.00%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Ending Index Level	Index Return	Total Return
5,832.000	80.00%	8.00%
5,346.000	65.00%	8.00%
4,860.000	50.00%	8.00%
4,536.000	40.00%	8.00%
4,212.000	30.00%	8.00%
3,888.000	20.00%	8.00%
3,726.000	15.00%	8.00%
3,564.000	10.00%	8.00%
3,402.000	5.00%	8.00%
3,321.000	2.50%	8.00%
3,240.000	0.00%	8.00%
3,159.000	-2.50%	8.00%
3,078.000	-5.00%	8.00%
2,916.000	-10.00%	8.00%
2,754.000	-15.00%	8.00%
2,592.000	-20.00%	8.00%
2,376.540	-26.65%	8.00%
2,376.216	-26.66%	-26.66%
2,268.000	-30.00%	-30.00%
1,944.000	-40.00%	-40.00%
1,620.000	-50.00%	-50.00%
1,296.000	-60.00%	-60.00%
972.000	-70.00%	-70.00%
648.000	-80.00%	-80.00%
324.000	-90.00%	-90.00%
0.000	-100.00%	-100.00%
JPMorgan Structured Investments — Digital Dual Directional Contingent Buffered Equity Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	PS- 2

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the total payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 3,240 to an Ending Index Level of 3,402.

Because the Ending Index Level of 3,402 is greater than the Initial Index Level of 3,240, regardless of the Index Return, the investor receives a payment at maturity of $1,080 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 8%) = $1,080

Example 2: The level of the Index decreases from the Initial Index Level of 3,240 to an Ending Index Level of 2,376.54.

Although the Index Return is negative, because the Ending Index Level of 2,376.54 is less than the Initial Index Level of 3,240 by up to the Contingent Buffer Amount of 26.65%, the investor receives a payment at maturity of $1,080 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 8%) = $1,080

Example 3: The level of the Index increases from the Initial Index Level of 3,240 to an Ending Index Level of 3,888.

Because the Ending Index Level of 3,888 is greater than the Initial Index Level of 3,240 and although the Index Return of 20% exceeds the Contingent Digital Return of 8%, the investor is entitled to only the Contingent Digital Return and receives a payment at maturity of $1,080 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 8%) = $1,080

Example 4: The level of the Index decreases from the Initial Index Level of 3,240 to an Ending Index Level of 2,268.

Because the Ending Index Level of 2,268 is less than the Initial Index Level of 3,240 by more than the Contingent Buffer Amount of 26.65% and the Index Return is -30%, the investor receives a payment at maturity of $700 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -30%) = $700

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Examples of Index Return Calculations

The following examples illustrate how the Index Return is calculated in different hypothetical scenarios. The examples below assume that the hypothetical closing level of the Index on the Pricing Date is 3,000, the hypothetical Exchange Rate on the Pricing Date is 1.08 and, therefore, the hypothetical Initial Index Level is 3,240. The hypothetical Index Returns set forth below are for illustrative purposes only and may not be the actual Index Returns. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The closing level of the Index increases from 3,000 on the Pricing Date to 3,300 on the Observation Date, and the Exchange Rate on the Observation Date remains flat at 1.08 from the Pricing Date to the Observation Date.

The Ending Index Level is equal to:

3,300 × 1.08 = 3,564

Because the Ending Index Level of 3,564 is greater than the Initial Index Level of 3,240, the Index Return is positive and is equal to 10%.

Example 2: The closing level of the Index remains flat at 3,000 from the Pricing Date to the Observation Date, and the Exchange Rate increases from 1.08 on the Pricing Date to 1.296 on the Observation Date.

The Ending Index Level is equal to:

3,000 × 1.296 = 3,888

Because the Ending Index Level of 3,888 is greater than the Initial Index Level of 3,240, the Index Return is positive and is equal to 20%.

Example 3: The closing level of the Index increases from 3,000 on the Pricing Date to 3,300 on the Observation Date, and the Exchange Rate increases from 1.08 on the Pricing Date to 1.296 on the Observation Date.

The Ending Index Level is equal to:

3,300 × 1.296 = 4,276.80

Because the Ending Index Level of 4,276.80 is greater than the Initial Index Level of 3,240, the Index Return is positive and is equal to 32%.

Example 4: The closing level of the Index increases from 3,000 on the Pricing Date to 3,300 on the Observation Date, but the Exchange Rate decreases from 1.08 on the Pricing Date to 0.864 on the Observation Date.

The Ending Index Level of the Index is equal to:

3,300 × 0.864 = 2,851.20

Even though the closing level of the Index has increased by 10%, because the Exchange Rate has decreased by 20%, the Ending Index Level of 2,851.20 is less than the Initial Index Level of 3,240, and the Index Return is negative and is equal to -12%.

JPMorgan Structured Investments — Digital Dual Directional Contingent Buffered Equity Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	PS- 3

Example 5: The closing level of the Index decreases from 3,000 on the Pricing Date to 2,700 on the Observation Date, but the Exchange Rate increases from 1.08 on the Pricing Date to 1.296 on the Observation Date.

The Ending Index Level is equal to:

2,700 × 1.296 = 3,499.20

Even though the closing level of the Index has decreased by 10%, because the Exchange Rate has increased by 20%, the Ending Index Level of 3,499.20 is greater than the Initial Index Level of 3,240, and the Index Return is positive and is equal to 8%.

Example 6: The closing level of the Index decreases from 3,000 on the Pricing Date to 2,700 on the Observation Date, and the Exchange Rate decreases from 1.08 on the Pricing Date to 0.864 on the Observation Date.

The Ending Index Level is equal to:

2,700 × 0.864 = 2,332.80

Because the Ending Index Level of 2,332.80 is less than the Initial Index Level of 3,240, the Index Return is negative and is equal to -28%.

Example 7: The closing level of the Index remains flat at 3,000 from the Pricing Date to the Observation Date, and the Exchange Rate decreases from 1.08 on the Pricing Date to 0.864 on the Observation Date.

The Ending Index Level is equal to:

3,000 × 0.864 = 2,592

Because the Ending Index Level of 2,592 is less than the Initial Index Level of 3,240, the Index Return is negative and is equal to -21%.

Example 8: The closing level of the Index decreases from 3,000 on the Pricing Date to 2,700 on the Observation Date, and the Exchange Rate remains flat at 1.08 from the Pricing Date to the Observation Date.

The Ending Index Level is equal to:

2,700 × 1.08 = 2,916

Because the Ending Index Level of 2,916 is less than the Initial Index Level of 3,240, the Index Return is negative and is equal to -10%.

JPMorgan Structured Investments — Digital Dual Directional Contingent Buffered Equity Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	PS- 4

Selected Purchase Considerations

•	FIXED APPRECIATION POTENTIAL BASED ON THE PERFORMANCE OF THE EURO STOXX 50® INDEX, CONVERTED INTO U.S. DOLLARS — If the Ending Index Level is greater than or equal to the Initial Index level or is less than the Initial Index Level by up to the Contingent Buffer Amount, you will receive a fixed return equal to the Contingent Digital Return of 8.00% at maturity, which also reflects the maximum return on the notes at maturity. The Initial Index Level and Ending Index Level reflect the conversion of the closing level of the EURO STOXX 50® Index into U.S. dollars. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Ending Index Level is less than the Initial Index Level by up to the Contingent Buffer Amount of 26.65%. If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount, for every 1% that the Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 26.65% of your principal amount at maturity and may lose all of your principal amount at maturity.

•	RETURN DEPENDENT IN PART ON THE EURO STOXX 50® INDEX — The return on the notes is dependent in part on the performance of the EURO STOXX 50® Index. The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1a-I.

•	POTENTIAL EXCHANGE RATE GAINS — Appreciation of the European Union euro against the U.S. dollar may increase the Ending Index Level. Because the payment at maturity is dependent on the Ending Index Level as compared to the Initial Index Level, you will benefit from any such appreciation, unless offset by a decrease in the closing level of the Index.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 5a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 5a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes.  Notwithstanding anything to the contrary in the accompanying product supplement no. 5a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, the European Union euro relative to the U.S. dollar or any of the component securities of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 5a-I and the “risk Factors” section of the accompanying underlying supplement no. 1a-I.

JPMorgan Structured Investments — Digital Dual Directional Contingent Buffered Equity Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	PS- 5

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is dependent on the performance of the Index and changes in the Exchange Rate. If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount of 26.65%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level. Accordingly, under these circumstances, you will lose more than 26.65% of your principal amount at maturity and may lose all of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CONTINGENT DIGITAL RETURN — If the Ending Index Level is greater than or equal to the Initial Index Level or is less than the Initial Index Level by up to the Contingent Buffer Amount, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the Contingent Digital Return of 8.00%, regardless of the appreciation in the Index or the Exchange Rate, which may be significant.

•	YOUR ABILITY TO RECEIVE THE CONTINGENT DIGITAL RETURN MAY TERMINATE ON THE OBSERVATION DATE — If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount, you will not be entitled to receive the Contingent Digital Return at maturity. Under these circumstances, you will lose more than 26.65% of your principal amount at maturity and may lose all of your principal amount at maturity.

•	A DECREASE IN THE VALUE OF THE EUROPEAN UNION EURO RELATIVE TO THE U.S. DOLLAR MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES — The return on the notes is based on the performance of the Index and the Exchange Rate. The Ending Index Level is determined based on the adjusted closing level, which is the closing level of the Index, converted into U.S. dollars based on the Exchange Rate. Accordingly, any depreciation in the value of the European Union euro relative to the U.S. dollar (or conversely, any increase in the value of the U.S. dollar relative to the European Union euro) may adversely affect your return on the notes.

•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 5a-I for additional information about these risks.

•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE — If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any decline of the Ending Index Level from the Initial Index Level.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use

JPMorgan Structured Investments — Digital Dual Directional Contingent Buffered Equity Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	PS- 6

of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

•	any actual or potential change in our creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	secondary market credit spreads for structured debt issuances;

•	the actual and expected volatility of the Index;

•	the time to maturity of the notes;

•	the dividend rates on the equity securities included in the Index;

•	correlation or lack thereof between the Index and the Exchange Rate;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the European Union euro;

•	interest and yield rates in the market generally; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Index would have.

•	CHANGES IN THE VALUE AND EXCHANGE RATE OF THE INDEX MAY OFFSET EACH OTHER — The notes are linked to the Index, converted into U.S. dollars. Price movements in the Index and movements in the Exchange Rate may not correlate with each other. At a time when the value or Exchange Rate of the Index increases, the Exchange Rate or value, respectively, of the Index may decline. Therefore, in calculating the Ending Index Level, increases in the value or Exchange Rate of the Index may be moderated, or more than offset, by declines in the Exchange Rate or value, respectively, of the Index. There can be no assurance that the Ending Index Level will be higher than or equal to the Initial Index Level or less than the Initial Index Level by up to the Contingent Buffer Amount.

•	NON-U.S. SECURITIES RISK — The equity securities included in the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. companies, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The value of the European Union euro and the U.S. dollar is at any moment a result of the supply and demand for that currency. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting

JPMorgan Structured Investments — Digital Dual Directional Contingent Buffered Equity Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	PS- 7

economic and political conditions in the European Union and the United States, and economic and political developments in other relevant countries.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the member nations of the European Union and the United States and between each country and its major trading partners;

•	political, civil or military unrest in the member nations of the European Union and the United States; and

•	the extent of governmental surplus or deficit in the member nations of the European Union and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the European Union (including its members), the United States and those of other countries important to international trade and finance.

•	CUrrency exchange risks can be expected to heighten in periods of financial turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of a crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the European Union euro relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

•	ALTHOUGH THE EUROPEAN UNION EURO AND THE U.S. DOLLAR TRADE AROUND THE CLOCK, THE NOTES WILL NOT — Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the European Union euro and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.

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Historical Information — Adjusted Index Performance

The graph below sets forth the historical weekly performance of the Index, converted into U.S. dollars, from January 7, 2011 through January 29, 2016, based on the weekly closing level of the Index and the exchange rate of the Underlying Currency as reported by Bloomberg Professional® service (“Bloomberg”) on the relevant dates. The exchange rates used in this graph were determined by reference to the rates reported by Bloomberg and may not be indicative of the Index performance, converted into U.S. dollars using the exchange rates of the Underlying Currency at approximately 4:00 p.m., Greenwich Mean Time, that would be derived from the applicable Reuters page. The adjusted closing level of the Index on February 1, 2016 was 3,291.08829.

Historical Information — Index Performance

The following graph sets forth the historical weekly performance of the Index based on the weekly historical closing levels of the Index from January 7, 2011 through January 29, 2016. The closing level of the Index on February 1, 2016 was 3,021.01.

Historical Information — Exchange Rate

The graph below sets forth the historical weekly performance of the European Union euro expressed in terms of the conventional market quotation (which is the amount of U.S. dollars that can be exchanged for one European Union euro), as shown on Bloomberg, from January 7, 2011 through January 29, 2016. The exchange rate of the European Union euro relative to the U.S. dollar, on February 1, 2016, as shown on Bloomberg, was 1.0888.

The exchange rates set forth above and displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the Index Return. The adjusted closing level of the Index, assuming no change in the closing level of the Index, increases when the U.S. dollar depreciates in value against the European Union euro.

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The historical exchange rates in the graph below were determined using the rates reported by Bloomberg, which is not the source of the Exchange Rate. The Exchange Rate is determined based on the applicable rate displayed of the applicable Reuters page at approximately 4:00 p.m., Greenwich Mean Time.

The Exchange Rate of the European Union euro relative to the U.S. dollar on February 1, 2016, was 1.0894, calculated in the manner set forth under “Key Terms — Exchange Rate” on the front cover of this pricing supplement.

We obtained the closing levels of the Index and exchange rates needed to construct the graphs from Bloomberg, and we obtained the exchange rate used to calculate the Exchange Rate from Reuters Group PLC, in each case without independent verification. The historical performance of the Index and the Exchange Rate should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index or the Exchange Rate on the Pricing Date or on the Observation Date. We cannot give you assurance that the performance of the Index and the Exchange Rate will result in the return of any of your principal.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will

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decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?”, “Hypothetical Examples of Amount Payable at Maturity” and “Hypothetical Examples of Index Return Calculations” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked in Part to the EURO STOXX 50® Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

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